Exhibit 10.31

November 2, 2006

Michael Descheneaux

Dear Mike,

My colleagues and I are very pleased to offer you the position of Chief Accounting Officer for SVB Financial Group working out of the Vienna, Virginia office.  Your estimated start date for this position is November 9, 2006.

Base Compensation:

As SVB’s Chief Accounting Officer, your base salary will be $19,166.66 monthly (the equivalent of $230,000 if annualized).

2007 Incentive Compensation:

You will also be eligible to participate in SVB Financial Group’s 2007 Incentive Compensation Plan (ICP). The ICP plan is discretionary and bonuses are paid at the sole discretion of SVB. The ICP is funded with a pool of dollars generated by the firm achieving or exceeding targeted levels of success and return.  Profits must be high enough to support a minimal level of financial performance including earnings per share. This award is also based on individual performance as determined by SVB management.  Awards are paid out annually. The CFO will review the ICP plan document and work with you to set appropriate goals.

Bonus:

In addition to your base salary, we are pleased to offer you a signing bonus of $100,000, payable in two installments, less any statutory withholding and applicable deductions. The bonus payout schedule is described in the attached addendum.

Equity Grants:

SVB Financial Group will recommend to the Board of Directors (the Board) that 10,000 stock options and 3,000 restricted stock units be awarded to you.   This recommendation will be given to the Board for approval after you commence employment with SVB Financial Group.  You will receive confirmation of your approved equity grants with the price upon the Board’s approval.  Your right to exercise your stock options will be subject to a vesting schedule that provides for 25% of your options to vest annually on the anniversary of the date approved over the next four years. Your restricted stock units also are subject to a vesting schedule of 25% over the next four years.  Both types of equity grants may be subject to taxation when exercised or received.  Shortly after your equity grants are approved, you will receive the SVB Financial Group’s Equity Plan and Equity Plan Terms and Conditions from our Stock Administrator.

Relocation Benefits — One year from your start date:

SVB Financial Group will provide you with relocation assistance from Virginia to Headquarters, California as described in the enclosed “Employee Relocation Program”.  You are eligible for SVB Financial Group’s Executive Level relocation policy.  Your relocation benefits must be initiated one year, from your date of hire.

Deferred Compensation Program

SVB Financial Group offers a Deferred Compensation Program (DCP) for qualifying employees as a supplement to its existing 401(k) plan by providing an opportunity to defer income tax on a portion of your income beyond what is permitted under IRS regulations to the 401(k) plan.  You will be eligible for the DCP.  For further information on the DCP, please see the enclosed 2005 DCP Highlights document.

Benefits:

As a full time and benefited employee, SVB Financial Group offers you a full range of benefits for you and your qualified dependents.  In addition to our medical, dental and vision plans you will accrue vacation at a rate of four weeks per year and sick leave at a rate of two weeks per year.  SVB Financial Group observes holidays recognized by the Federal Reserve Bank.  You may also take up to two personal days each year for holidays or other personal events.  Personal days are prorated based upon hire date and full-time status.  The Firm’s management must approve all time off in advance.  A detailed presentation of SVB Financial Group’s benefits program accompanies this offer letter.

To comply with the government-mandated confirmation of employment eligibility, please review the enclosed “Lists of Acceptable Documents” as approved by the Department of Homeland Security for establishing identity and employment eligibility, the “I-9” process.  Please bring the required I-9 documents to your orientation.

Nothing in this offer, or your acceptance of it, alters your at-will employment status with SVB Financial Group.  You have the right to terminate your employment at any time with or without cause or notice, and SVB Financial Group reserves for itself an equal right.  It is also important to note that SVB Financial Group reserves the right to change our benefits at any time, with or without notice.

To confirm your acceptance of our offer, please sign one copy of this letter, fax to my attention to 408-654-1077, and return along with a clean copy of your resume in the enclosed envelope.  This offer supersedes any and all other written or verbal offers and is valid until November 3, 2006 unless earlier withdrawn.  This offer is also contingent upon successful completion of the security background verification, reference checks, and compensation committee review.

Mike, we are very enthusiastic about your joining the SVB Financial Group team.  We are sure you will find SVB Financial Group a stimulating and team-oriented company.  The work environment is one of challenge, opportunity, and reward for success.  If you have any questions, please do not hesitate to call me at (408) 654-7787.

Sincerely,

/s/ LINDA BADER

Linda Bader

Staffing Manager

Accepted:	/s/ MICHAEL DESCHENEAUX	Date:	November 8, 2006

Actual Start Date:	November 9, 2006

Addendum

Eligibility:  You will be eligible to receive a Signing Bonus as described below, if:

•                  you are actively employed by SVB Financial Group on your Bonus Date; and

•                  you sign the agreement at the end of this letter and return it to HR with your signed offer letter,

Signing Bonus: $100,000:  All required federal, state, and local income taxes and other required payroll deductions will be withheld from this payment.

Signing Bonus Date:

•                  Your Bonus will be paid to you in two lump sums.

o                 $50,000 as soon as practicable after you commence employment and once all required new hire paperwork is complete,

o                 $50,000 as soon as practicable on your six-month anniversary

•                  If you voluntarily terminate your employment with the Company or give notice of your resignation on or before your Bonus Date, or if you are terminated for cause (as defined below), you will be ineligible to receive your Bonus.

If, on your bonus date, you are on an approved medical or family leave of absence from the Company, you will be eligible to receive your Guaranteed Minimum Bonus so long as you otherwise meet the eligibility criteria described in this letter.  For purposes of this Bonus, “cause” is defined as:

•                  an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company;

•                  a deliberate disregard of the rules of the Company which results in loss, damage or injury to the Company;

•                  any unauthorized disclosure of any of the secrets or confidential information of the Company;

•                  inducing any client or customer of the Company to break any contract with the Company;

•                  inducing any principal for whom the Company acts as agent to terminate such agency relations;

•                  engaging in any conduct which constitutes unfair competition with the Company;

•                  any act which results in your removal from any office of the Company by any regulatory agency; or

•                  your failure to substantially perform your day-to-day job duties with the Company in any area other than in meeting sales goals, or where such failure results from your incapacity due to physical or mental illness.

Signing Bonus Payback:

Should you voluntarily leave SVB Financial Group or any of its affiliated companies one year from your start date you would be obligated to repay the entire $100,000 Signing Bonus.

After you have read all of this letter addendum, please indicate your agreement by signing and dating this last page and returning this letter with your signed offer letter.

I have read, understood, and hereby agree to all of the terms regarding this bonus as set forth in this letter.

Accepted:	/s/ MICHAEL DESCHENEAUX	Date:	November 8, 2006

Actual Start Date:	November 9, 2006